Exhibit (a)(1)(B)

QUALTRICS INTERNATIONAL INC.

TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE “OFFER TO EXCHANGE CERTAIN OUTSTANDING FIXED VALUE RIGHTS FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC. AND CERTAIN OUTSTANDING CASH-SETTLED RESTRICTED STOCK UNITS FOR RESTRICTED STOCK UNITS WITH RESPECT TO SHARES OF CLASS A COMMON STOCK OF QUALTRICS INTERNATIONAL INC.”, DATED AUGUST 12, 2021 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”).

All capitalized terms used in this Terms of Election but not defined herein shall have the meanings given in the Offer to Exchange.

If you would like to participate in the Offer, please indicate your election by making the applicable selections on the Election Site at the unique link sent to you via email from Qualtrics on the date hereof by 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021) (unless the Offer is extended).

You may withdraw this election by submitting a new properly completed election via the Election Site on or prior to the Offer expiration date, which will be 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), unless we extend the Offer.

By electing to exchange your eligible Fixed Value Rights and/or Existing RSUs, you understand and agree to all of the following:

1.I hereby agree to exchange all of my Fixed Value Rights and/or Existing RSUs for Qualtrics RSUs as determined in accordance with the Offer to Exchange on the terms of the Offer as set forth in the Offer to Exchange of which I hereby acknowledge receipt. Each of my Fixed Value Rights and/or Existing RSUs will be cancelled following the expiration of the Offer at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021) or, if the Offer is extended, on the extended Offer expiration date. Any Qualtrics RSUs will be granted to me on or promptly after the Offer expiration date, in accordance with the terms of the Offer.

2.The Offer is currently set to expire at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), unless Qualtrics, in its discretion, extends the period of time during which the Offer will remain open.

3.If I cease to be an active employee of QAL before the expiration of the Offer and also through the time and date on which the Qualtrics RSUs are granted, unless I continue to be an employee of Qualtrics or one of its other subsidiaries, I will not receive any Qualtrics RSUs. Instead, I will keep my current eligible Fixed Value Rights and/or Existing RSUs and they can be exercised or will expire in accordance with their terms.

4.Until 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), or if the Offer is extended, the extended Offer expiration date, I will have the right to withdraw or change the election that I have made with respect to all of my Fixed Value Rights and/or Existing RSUs. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by Qualtrics prior to the expiration of the Offer shall be binding. Until the Offer period closes at 11:59 p.m., Mountain Time, on September 10, 2021 (or 3:59 p.m., Australian Eastern Time, on September 11, 2021), or if the Offer is extended, the extended Offer expiration date, I may withdraw my tendered Fixed Value Rights and/or Existing RSUs at any time.

5.The tender of my Fixed Value Rights and/or Existing RSUs will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Qualtrics of my Fixed Value Rights and/or Existing RSUs pursuant to the Offer will constitute a binding agreement between Qualtrics and me upon the terms and subject to the conditions of the Offer.

6.I am the registered holder of the Fixed Value Rights and/or Existing RSUs tendered hereby, and my name and other information appearing on the election are true and correct.

7.I am not required to tender my Fixed Value Rights and/or Existing RSUs pursuant to the Offer.

8.QUALTRICS AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

9.Under certain circumstances set forth in the Offer to Exchange, Qualtrics may terminate or amend the Offer and postpone its acceptance of the Fixed Value Rights and/or Existing RSUs I have elected to exchange. Should the Fixed Value Rights and/or Existing RSUs tendered herewith not be accepted for exchange, such Fixed Value Rights and/or Existing RSUs shall continue to be governed by their existing terms and conditions.

10.I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Offer to Exchange resulting from termination of my employment or service with QAL (for any reason whatsoever and whether or not in breach of local labor laws), and I irrevocably release Qualtrics and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

11.Regardless of any action that Qualtrics or its subsidiaries takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Offer to Exchange and the Qualtrics RSUs (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Qualtrics or its subsidiaries, if any. I further acknowledge that Qualtrics and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Offer to Exchange and the Qualtrics RSUs including, but not limited to, the exchange of Fixed Value Rights and/or Existing RSUs, grant, vesting of the Qualtrics RSUs, the issuance of Class A common stock of Qualtrics upon vesting of the Qualtrics RSUs or the subsequent sale of shares acquired pursuant to such issuance; and (ii) do not commit to and are under no obligation to structure the terms of the Offer to Exchange or new Qualtrics RSUs to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the Qualtrics RSUs and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Qualtrics and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Qualtrics and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of the award agreement evidencing my Qualtrics RSUs and the 2021 Qualtrics International Inc. Employee Omnibus Equity Plan. (the “2021 Plan”).

12.I hereby explicitly and unambiguously consent to the collection, use, transfer or any other form of processing, in electronic or other form, of my personal data as described in the Offer to Exchange by and among, as applicable, my employer, Qualtrics and its subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Offer to Exchange. I understand that Qualtrics and my employer may hold certain personal information about me for this purpose, including, but not limited to, my name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, for the exclusive purpose of implementing, administering and managing the plans and the Offer to Exchange (collectively, “Personal Data”). I understand that Personal Data will be transferred to any third party assisting in the implementation, administration and management of the applicable plan and the Offer to Exchange. I understand that the recipients of the Personal Data may be located in my country or elsewhere, and that the recipient’s country may have different, or no adequate level of, data privacy laws and protections than my country. I understand that I may request a list with the names and addresses of any potential recipients of Personal Data by contacting my local human resources representative. I authorize Qualtrics, my employer and any other recipients of Personal Data which may assist Qualtrics or any of its subsidiaries (presently or in the future) with implementing, administering and managing the Offer to Exchange and the plans to receive, possess, use, retain, transfer or process in any other way Personal Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Offer to Exchange and the applicable plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom I may elect to deposit any shares issued upon vesting of the Qualtrics RSUs. I understand that Personal Data will be held only as long as is necessary to implement, administer and manage my participation in the Offer to Exchange and the applicable plan. I understand that I may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing my local human resources representative. I understand that refusal or withdrawal of consent may affect my ability to participate in the Offer to Exchange and the applicable plan. I understand that I may contact my local human resources representative for more information on the consequences of my refusal to consent or withdrawal of consent. In relation to my participation in the Offer to Exchange, the Company and/or its subsidiaries will collect and process information relating to me in accordance with the privacy notices located on the internal intranet of the Company (https://odo.corp.qualtrics.com/wiki/index.php/Employee_Handbook#Global_Qualtrics_Policies).

I understand that none of the officers or employees of Qualtrics and its subsidiaries, or the Board of Directors of Qualtrics is making any recommendation as to whether I should exchange or refrain from exchanging my Fixed Value Rights and/or Existing RSUs, and that I must make my own decision whether to tender my Fixed Value Rights and/or Existing RSUs, taking into account my own personal circumstances and preferences.
These Terms of Election do not constitute the Offer. The full terms of the Offer are described in (1) the Offer to Exchange and (2) these Terms of Election. In addition, your Qualtrics RSUs will be subject to certain vesting conditions and other terms and conditions set forth in the 2021 Plan, the applicable award agreement and the other relevant agreements and governing documents.